EXHIBIT 35.2

WASHINGTON MUTUAL MORTGAGE SECURITIES CORP.

OFFICER’S CERTIFICATE
ANNUAL STATEMENT OF COMPLIANCE

            I, Barbara Campbell, an authorized officer of Washington Mutual Mortgage Securities Corp. (the “Administrative Agent”), do hereby certify to WaMu Asset Acceptance Corp. (the “Depositor”) and Washington Mutual Bank (the “Servicer”), pursuant to the Amended and Restated Administrative Agent Agreement dated as of February 1, 2005 (the “Servicing Agreement”) by and between the Servicer, and the Administrative Agent the following with respect to WaMu Mortgage Pass-Through Certificates WAMU Series 2007-OA5 Trust for the 2007 fiscal year  (the “Relevant Year”):

1.                  A review of the activities of the Administrative Agent during the Relevant Year and of performance under the Servicing Agreement has been made under my supervision.

2.                  To the best of my knowledge, based on such review, the Administrative Agent has fulfilled all of its obligations under the Servicing Agreement in all material respects throughout the Relevant Year.

Dated as of March 1, 2008.

/s/ Barbara Campbell Name: Barbara Campbell Title: First Vice President